EXHIBIT 99.1

ALY ENERGY SERVICES, INC., FORMERLY PREFERRED VOICE, INC., ANNOUNCES NEW TICKER SYMBOL

HOUSTON, Texas  – May 23, 2013 – Aly Energy Services, Inc. (OTCBB: ALYE), formerly Preferred Voice, Inc., today announced that it has changed its ticker symbol, and its common stock, formerly trading under the symbol “PRFV,” now trades under the symbol “ALYE.”  The decision to change the ticker symbol was as a result of the change of the name of the company from “Preferred Voice, Inc.” to “Aly Energy Services, Inc.,” which occurred when Preferred Voice acquired Aly Energy Services Inc., now Aly Operating, Inc., a privately-held company.

Details of the acquisition may be found in a Current Report on Form 8-K, filed by Aly Energy Services, Inc. with the Securities and Exchange Commission on May 15, 2013.

About Aly Energy Services, Inc.

Aly Energy Services,  Inc., through its subsidiaries Aly Operating, Inc. and Austin Chalk Petroleum Services Corp., is a provider of high performance, explosion-resistant rental equipment and quality assurance services for land-based horizontal drilling.  Austin Chalk offers a robust inventory of surface rental equipment as well as roustabout service, which is responsible for delivery of equipment and rig-up on well sites.  Delivering high quality service has been a key focus over the years, and Austin Chalk routinely sends service technicians to location to inspect and service equipment.  This service advantage and preventative maintenance keeps the equipment working properly while on location.